CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statements on Form S-3 (No. 33-53485 and No. 33-55785) of Viacom Inc. and Viacom International Inc. and in the Registration Statements on Form S-8 (No. 33-41934, No. 33-56088, No. 33-59049, No. 33-59141, No. 33-55173, No. 33-55709 and No. 33-60943) of Viacom Inc. of our
report dated February 14, 1997 except as to the second and first paragraphs of
Note 3 which are as of February 16, 1997 and February 19, 1997, respectively included in Item 8 of this Form 10-K.

PRICE WATERHOUSE LLP

New York, New York
March 31, 1997